EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Pinnacle Bancshares, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-35603) on Form S-8 of Pinnacle Bancshares, Inc. of our report dated March 28, 2007, with respect to the consolidated statements of financial condition of Pinnacle Bancshares, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, which report appears in the December 31, 2006, annual report on Form 10-KSB of Pinnacle Bancshares, Inc.
/s/ KPMG LLP
Birmingham, Alabama
March 30, 2007